Exhibit 99.11

Execution Version

MAY 2016 SUPPLEMENTAL CONFIRMATION

Date:	May 18, 2016

To:	Cactus Holding Company, LLC 2200 South 75th Avenue Phoenix, AZ 85043

Attn:	Chad Killebrew and Vicki Plein

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985

Reference Number:      To be advised by CGMI

The purpose of this May 2016 Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and Cactus Holding Company, LLC (“Counterparty”) on the Trade Date specified below.  This May 2016 Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.           This May 2016 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of October 30, 2015 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this May 2016 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.           The terms of the Transaction to which this May 2016 Supplemental Confirmation relates are as follows:

Trade Date:	May 18, 2016
Initial Prepayment Amount:
USD 58,353,518.32.  Counterparty directs, and CGMI agrees to pay, the Initial Prepayment Amount to the Collateral Account (as defined in the Pledge Agreement) and from there in accordance with the terms of the May 2016 Irrevocable Instruction Letter dated as of May 18, 2016 between CGMI, Cactus Holding Company II, LLC and Deutsche Bank Trust Company Americas.

Second Prepayment Date:	The Currency Business Day following the Trade Date.
Second Prepayment Amount:	USD 20,098,386.48. Counterparty directs, and CGMI agrees to pay, the Second Prepayment Amount to Citibank, N.A. on the Second Prepayment Date.
Third Prepayment Date:
The Currency Business Day following the first date on which CGMI shall have received as additional “Collateral” under and in accordance with the terms of the Security Agreement an aggregate number of “Class A Shares” in book-entry form through the Clearance System and “Class B Shares” in certificated form in the name of Counterparty that equals the Number of Shares under this Transaction.

Third Prepayment Amount:	USD 13,475,793.63. CGMI shall pay the Third Prepayment Amount to Counterparty on the Third Prepayment Date.
Reference Price:	USD 14.7265

Forward Floor Price:	USD 14.7265
Forward Cap Price:	USD 17.6718
Final Disruption Date:	June 14, 2017

For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares is set forth below:

Component Number	Scheduled Valuation Date	Number of Shares
1	5/26/2017	2,335,328
2	5/30/2017	2,335,328
3	5/31/2017	2,335,328

3.           For purposes of all Transactions under the Master Confirmation, Section 2 of the Master Confirmation is hereby amended by replacing the provisions for “Settlement Method Election”, “Electing Party” and the introductory paragraph of “Conditions to Physical Settlement” with the following:

Settlement Method Election:
Applicable; provided that (i) if Counterparty wishes to elect that Cash Settlement apply to some Components and Physical Settlement apply to the other Components, it shall notify CGMI of the number of Components to which Cash Settlement shall apply and whether Cash Settlement shall apply to (a) that number of consecutive Components starting with the first Component or (b) that number of consecutive Components ending with the last Component and (ii) Counterparty shall be entitled to elect Physical Settlement for any Component only if the “Conditions to Physical Settlement” below are satisfied or waived by CGMI prior to the first Scheduled Valuation Date of any Component of such Transaction to which Physical Settlement is applicable (and, if such conditions are not satisfied or waived, Cash Settlement shall apply notwithstanding any election by Counterparty).

Electing Party:	Counterparty.

Conditions to
Physical Settlement:
Counterparty shall be entitled to elect Physical Settlement in whole or in part only if Counterparty shall have caused each of the following conditions to be satisfied to CGMI’s satisfaction or CGMI has waived such conditions:

4.           For purposes of all Transactions under the Master Confirmation, Section 4 of the Master Confirmation is hereby amended by replacing clause (d) with the following:

(d)           Counterparty shall have caused (i)(x) Cactus Holding Company III, LLC (“Cactus III”), as the sole member of Counterparty and (y) Jerry C. Moyes, Vickie Moyes and the JVM Trust (as defined below), as the sole members of Cactus III (“Members of Cactus III”), to deliver to CGMI, on or prior to the Trade Date, one or more guaranties in form and substance satisfactory to CGMI (as amended, modified, supplemented, replaced or restated, each a “Guaranty”) and (ii) each of Cactus III, each Member of Cactus III and the manager of Counterparty to deliver to CGMI, on the Trade Date, one or more letter agreements in form and substance satisfactory to CGMI (as amended, modified, supplemented, replaced or restated, each a “Letter Agreement”);

5.           For purposes of all Transactions under the Master Confirmation, Section 6 of the Master Confirmation is hereby amended by replacing clause (r) with the following:

(r)           Exhibit A to the Operating Agreement for Cactus Holding Company, LLC, an Alaska limited liability company, made and entered into effective as of December 27, 2010, as amended on May 18, 2016 (the “Operating Agreement”) by and between Counterparty and Cactus III, as the sole member, describes the membership and the percentage ownership of such member in Counterparty and is true, complete and accurate on the date hereof and any date any necessary action was taken to authorize the execution, delivery and performance of the Transaction (any such date, an “Authorization Date”).

6.           For purposes of all Transactions under the Master Confirmation, Section 6 of the Master Confirmation is hereby amended by replacing clause (u) with the following:

(u)           Counterparty will take all reasonable steps to continue its identity as a separate legal entity and to make it apparent to any third Person (as defined in the Pledge Agreement) (including Cactus III’s and the Members of Cactus III’s creditors) that Counterparty is an entity with assets and liabilities distinct from those of Cactus III and the Members of Cactus III and that Counterparty is not identical with Cactus III or the Members of Cactus III or any other Person (as defined in the Pledge Agreement).  Without limiting the generality of the foregoing, Counterparty will (i) conduct its business in its own name and comply in all respects with the requirements and limitations of its corporate powers set forth in the Operating Agreement and all organizational formalities necessary to maintain its separate existence; (ii) not incur, create or assume any indebtedness other than its obligations under the Transactions or otherwise engage, directly or indirectly, in any activities other than those required under the Transactions or related to Counterparty’s performance of its obligations thereunder (for the avoidance of doubt, Counterparty shall not be considered to be indirectly involved in any activities by affiliates of Counterparty in which Counterparty has no interest and has no involvement as owner, participant, guarantor, pledgor or otherwise); provided that, notwithstanding anything in this Section 6(u)(ii) to the contrary, Counterparty may (x) engage in a financing transaction in which Counterparty acquires securities or cash to settle or terminate its obligations hereunder with CGMI’s prior written consent, which consent shall not be unreasonably withheld (it being understood that CGMI’s non-participation in the financing as lender, underwriter, or otherwise shall not be reasonable grounds for withholding such consent), (y) (1) accept Shares as distributions in respect of its equity interest in M Capital Group Investors, LLC (“M Capital”), (2) distribute such Shares to Cactus III or deliver such Shares to Cactus III as gifts, (3) accept additional Shares from Cactus III as equity contributions and make an equity contribution of such Shares to M Capital, in each case in accordance with the terms of the Operating Agreement and only to the extent that Counterparty does not incur, create or assume any indebtedness in connection therewith and such action is otherwise in compliance with applicable law, and (z) distribute proceeds received from this Transaction to Cactus III; (iii) continue to be validly existing as a limited liability company in good standing under the laws of Alaska; (iv) not, to the fullest extent permitted by law, take any action within its control to dissolve, liquidate, consolidate, merge, transfer ownership of its interests or sell substantially all its assets; (v) not commingle its funds and assets with those of Cactus III or any of the Members of Cactus III; (vi) not enter into any business transaction with Cactus III, any of the Members of Cactus III or the Issuer, except that Counterparty may (w) accept Shares as distributions in respect of its equity interest in M Capital, (x) distribute such Shares to Cactus III or deliver such Shares to Cactus III as gifts, (y) accept additional Shares from Cactus III as equity contributions and make an equity contribution of such Shares to M Capital, in each case in accordance with the terms of the Operating Agreement and only to the extent that Counterparty does not incur, create or assume any indebtedness in connection therewith and such action is otherwise in compliance with applicable law, and (z) distribute proceeds received from this Transaction to Cactus III; (vii) notify CGMI if any material amendment, alteration, or change is made to the Operating Agreement; (viii) correct any known misunderstanding regarding its separate identity; (ix) pay from its own assets all obligations of any kind incurred by Counterparty including the salaries of its own employees, agents and manager; (x) maintain financial statements and reports, corporate records, books of account, stationery, invoices and business forms separate from those of any other Person, Cactus III or any Member of Cactus III and (xi) file its own tax returns and perform tax reporting as may be required under applicable law.  Neither Counterparty, on the one hand, nor any of Cactus III or any Member of Cactus III, on the other hand, will (1) guarantee the debts or obligations of the other, (2) pledge, grant a security interest in, or lien upon, its assets for the benefit of the other or (3) be responsible, or hold itself out to be responsible, for the debts or obligations of the other or the decisions or actions respecting the daily business and affairs of the other, in each case other than (y) each Guaranty and (z) the performance of the JVM Trust’s role as manager of Counterparty.

7.           For purposes of all Transactions under the Master Confirmation, Section 9 of the Master Confirmation is hereby amended by replacing clause (a) with the following:

(a)           Credit Support Documents; Credit Support Providers.  Credit Support Document means, (i) in relation to Counterparty, the Pledge Agreement, each Guaranty and each Letter Agreement, and (ii) in relation to CGMI, none.  Credit Support Provider means, in relation to Counterparty, Cactus III, each Member of Cactus III and, in relation to CGMI, none.

8.           For purposes of all Transactions under the Master Confirmation, the Pledge Agreement is hereby amended by replacing the definition of “Collateral Account” with the following:

“Collateral Account” means a securities account (as defined in Section 8-501 of the UCC) maintained in the name of the Pledgor by the Custodian with the account number 768-70618-1-7 or any successor or additional account or accounts (whether maintained by the Custodian or another financial institution) in or to which any Collateral is now or hereafter held or credited.

Counterparty hereby agrees (a) to check this May 2016 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this May 2016 Supplemental Confirmation relates by manually signing this May 2016 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ James Heathcote
Authorized Representative
James Heathcote

Confirmed as of the date first above written:

CACTUS HOLDING COMPANY, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By: /s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee of the Manager

By: /s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee of the Manager

[Signature Page to May 2016 Supplemental Confirmation for Cactus I Forward]

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